EXHIBIT 99.2

JF-------91------02

Property Lease Contract

() Property Lease Contract No.

Property Lease Contract

Party A (Lessor): [handwritten:] Chengdu Yaguang Electronic Co., Ltd.

Contracting Parties

Party B (Lessee): [handwritten:] Zetex (Chengdu) Electronics Ltd.

Both Party A and Party B hereby conclude this Agreement upon agreeing to the lease of the property stated below through the necessary negotiation, and shall jointly adhere to the terms and conditions started herein.

I. Party A willingly leases out the property located at [handwritten:] No. 66 [handwritten:] Donghong Road (~~Street~~), [handwritten:] Chenghua District (with a construction area of [handwritten:] 2,700 square meters and a land use area of                                        square meters) to Party B for its use. The basic condition of the said property is stated in Appendix 1 to this Contract. Party B has sufficient understanding of the property leased out by Party A, and agrees to lease the said property.

II. The monthly rental for the above property defined by Party A and Party B is RMB (in words) [handwritten:] Eighty-One Thousand, ¥ [handwritten:] 81,000. The lease term shall last from [handwritten:] July 1, 2016 to [handwritten:] June 30, 2018. The rental shall be calculated on a monthly (quarterly) basis and paid by Party B to Party A         days before every month (quarter). Mode of payment: [handwritten:] Check

III. During the period when the abovementioned property is leased to Party B for its use, the land use rights for the area where the building is located shall also be awarded to Party B for its use.

IV. Party A warrants that the property ownership rights of the abovementioned property is clearly defined. In the event of the occurrence of a property dispute, debt or creditor's rights related to Party A, Party A shall be responsible for the resolution of the matter. Party A shall also assume the corresponding civil and legal liabilities, and compensate for the economic losses incurred by Party B. Party B warrants that the abovementioned property is leased only for           use.

V. During the term of property lease, Party A warrants and shall be responsible for the following:

EXHIBIT 99.2

1.The said property is compliant with the requirements for the use of leased property.

2.If there is a need to sell or mortgage the said property, Party A shall inform Party B [handwritten:] three months in advance.

VI. During the term of property lease, Party B warrants and shall be responsible for the following:

1.Party B shall obtain Party A's written consent for all renovation or expansion works carried out on the property. The expenses incurred shall be borne by Party B.

2.Party A's written consent must be obtained if there is a need to sublease the property to a third party or exchange the property with a third party.

3.Party B shall be responsible to compensate or repair all damages to the property or equipment resulting from improper use or other man-made causes.

4.Party B shall assist Party A in routine property inspections and repair work.

5.Party B shall return the property to Party A upon the expiration of the lease period. If there is a need to renew the lease for the said property, Party B shall discuss the matter with Party A [handwritten:] three months in advance, and both parties shall conclude a separate agreement.

VI. Liabilities for Breach of Contract: Where either party fails to perform the clauses stipulated in this Contract or violates the relevant local regulations on property lease, the other party shall have the right to prematurely dissolve this Contract, and the losses incurred shall be borne by the defaulting party. Where Party B delays the payment of rental, Party A shall impose the liquidated damages equivalent to [handwritten:] 0.5% of the monthly rental for every day of delay.

VIII. If the property and its equipment are damaged due to force majeure reasons, both parties shall not be liable to compensate each other.

IX. Both Party A and Party B shall resolve any disputes arising from the performance of this Contract through negotiation. When a settlement cannot be reached, either party may apply for mediation with the property lease administrative authority, or they may file for legal proceedings with the People's Court with jurisdiction.

X. Both Party A and Party B shall separately assume the payable taxes for the abovementioned property during the lease period.

XI. Other Stipulated Matters:

1.	[handwritten:] The property rental of this Contract shall remain unchanged and be collected based on RMB 30.-/m22.
2.	[handwritten:] After the expiration of the contract period of this Contract, the rental will be increased by 5% upon the signing of a new contract.
3.

XII. Both Party A and Party B may conclude a separate agreement for any matters that are not addressed in this Contract, and the supplementary clauses shall bear the same legal effect as this Contract upon the signing and affixing of seals by both parties.

XIII. This Contract shall take effect upon the signing by both parties and the approval by the property lease administrative authority.

XIV. This Contract is executed in [handwritten:] duplicate with both Party A and Party B holding [handwritten:] one copy each. A copy of the contract shall be sent to the property lease administrative authority.

Signature of Party A (Affix Seal):

/s/Chengdu Yaguang Electronic Co., Ltd.

Signature of Party B (Affix Seal):

/s/Zetex (Chengdu) Electronics Ltd.

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